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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                       UNION PACIFIC RESOURCES GROUP INC.
                    INCREASES CAPITAL BUDGET TO $975 MILLION

         FORT WORTH, TX (SEPTEMBER 20, 1996) -- Union Pacific Resources Group Inc. (UPR) today announced that it has increased its 1996 capital budget to $975 million, up $160 million.

         The increase is based primarily upon strong results in the Company's drilling programs. Approximately 70 percent of the additional funds will be earmarked for drilling and acreage acquisitions in the Austin Chalk, Gulf Coast and West Texas business units. Thirty percent of the increase, or $47 million, will be devoted to the development of gas value chain investments and producing property purchases.

         "We continue to find exciting opportunities in our core areas," said Jack L. Messman, president and chief executive officer, UPR. "While the investments related to this increase in our capital budget will be funded in 1996, the benefits to production and income will begin, for the most part, in 1997."

         In addition to the capital budget increase, the Company recently finalized a $2.3 million purchase of producing properties from Enserch Exploration, Inc. The transaction represents 9,600 acres in the Williston Basin and includes ownership interest in 24 producing wells, most of which are located in Montana.

         Union Pacific Resources Group Inc. (NYSE - UPR) is one of the nation's largest independent oil and gas exploration and production companies. The company is the nation's #1 driller and currently is majority-owned by Union Pacific Corporation (NYSE - UNP) of Bethlehem, PA. Union Pacific Corporation has announced it intends to distribute its remaining shares of UPR common stock via a special tax-free stock dividend payable October 15, 1996.